SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2002

Rudolph Technologies Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

On September 25, 2002, Rudolph Technologies, Inc. (the "Company") completed its acquisition of ISOA, Inc., a Texas corporation ("ISOA"), through a merger of Oasis Acquisition, Inc., a wholly owned subsidiary of the Company ("Oasis"), with and into ISOA, with ISOA as the surviving corporation (the "Merger").  The Merger was effected pursuant to that certain Agreement and Plan of Merger dated July 22, 2002 by and among the Company, Oasis, ISOA and certain shareholders of ISOA (the "Merger Agreement"), a copy of which is filed as an Exhibit to this Report.  Pursuant to the Merger and related transactions, the Company acquired all of the capital stock of ISOA and certain related assets for approximately $24.2 million in cash, which was obtained from cash on hand.

ISOA is a spin-off from Texas Tech University's International Center for Informatics Research (formerly the Institute for Studies of Organizational Automation).  Over the past 16 years, ISOA has licensed its technology for use in the semiconductor industry and recently began transitioning to a semiconductor capital equipment supplier.  ISOA's core technologies are Knowledge Based Algorithms used in wafer macro defect detection and classification. Customers in Asia, Europe and the U.S are currently using its recently introduced WaferView family of tools.  Following the completion of the Merger, ISOA will continue to maintain its offices in Richardson, Texas and will become the Yield Metrology Group of the Company.  Additionally, ISOA's tool manufacturing, currently outsourced to Japan, will be moved to the Company's Ledgewood, New Jersey facility.  ISOA's business will continue along these following ISOA's becoming a wholly-owned subsidiary of the Company.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits

The following exhibits are filed herewith:

2.	Agreement and Plan of Merger among Rudolph Technologies, Inc., Oasis Acquisition, Inc., ISOA, Inc. and certain shareholders of ISOA, Inc. dated July 22, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUDOLPH TECHNOLOGIES, INC.

Date: October 9, 2002	By: /s/ Steven R. Roth
Steven R. Roth Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description
2.	Agreement and Plan of Merger among Rudolph Technologies, Inc., Oasis Acquisition, Inc., ISOA, Inc. and certain shareholders of ISOA, Inc. dated July 22, 2002

EXHIBIT 2.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

Rudolph Technologies, Inc.

Oasis Acquisition, Inc.

ISOA, Inc.

and

Certain Shareholders of ISOA, Inc.

July 22, 2002

TABLE OF CONTENTS

ARTICLE I.

THE MERGER AND CONVERSION OF SECURITIES

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
THE DESIGNATED SHAREHOLDERS

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

		Page
Section 3.1	Organization	28
Section 3.2	Authorization; Validity of Agreement	28
Section 3.3	Consents and Approvals; No Violations	28
Section 3.4	Sufficient Funds	29
Section 3.5	Investment Purpose	29
Section 3.6	Brokers or Finders	29
Section 3.7	Employees	29
Section 3.8	Ownership of Merger Sub; No Prior Activities	29

ARTICLE IV.

COVENANTS

ARTICLE V.
INDEMNIFICATION

Page
Section 5.1	Indemnification	39

ARTICLE VI.
CONDITIONS

		Page
Section 6.1	Conditions to Each Party's Obligation to Effect the Closing	41
Section 6.2	Conditions to the Obligations of Parent and Merger Sub	41
Section 6.3	Conditions to the Obligations of the Company	43

ARTICLE VII.
TERMINATION

		Page
Section 7.1	Termination	43
Section 7.2	Effect of Termination	44

ARTICLE VIII.
MISCELLANEOUS

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2002 (this "Agreement"), by and among Rudolph Technologies, Inc., a Delaware corporation ("Parent"), Oasis Acquisition, Inc., a Texas corporation ("Merger Sub"), ISOA Inc., a Texas corporation (the "Company") and each shareholder of the Company who is a signatory to this Agreement (the "Designated Shareholders").

        WHEREAS, shareholders representing more than 99% of the voting power of the Company have decided to effect a business combination involving the Company and Parent;

        WHEREAS, such shareholders, along with the Company and Parent have determined that as an administrative matter, such transaction is most expeditiously accomplished through a merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement;

        WHEREAS, to accomplish the Merger, each of such shareholders is entering into a support agreement with Parent (the "Support Agreement"), the form of which is attached hereto as Annex G;

        WHEREAS, consistent with the decision of such shareholders, the board of directors of the Company has approved the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporation Act (the "Texas Statute");

        WHEREAS, the respective boards of directors of Parent and Merger Sub have approved the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Statute; and

        WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company and those employees of the Company identified on Annex E attached hereto have entered into employment agreements (the "Employment Agreements"), which Employment Agreements will become effective upon the Effective Time (as hereinafter defined)

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.

THE MERGER AND CONVERSION OF SECURITIES

            Section 1.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Statute, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Unless the context otherwise requires, references herein to the Company shall refer to ISOA, Inc. prior to the Effective Time.

            Section 1.2    Closing; Effective Time.

                        (a)        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Latham & Watkins, located at 885 Third Avenue, New York, NY, at 10:00 A.M. Eastern Standard Time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI hereof or at such other place, time or date as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

                         (b)        As soon as reasonably practicable following the Effective Time, Parent shall pay to the holders of Company Common Stock (as hereinafter defined) an aggregate purchase price in the Merger equal to $25.1 million (the "Base Purchase Price"), of which $4.7965 million shall be held in an escrow account by an escrow agent (the "Escrow Agent") pursuant to the terms of an escrow agreement in substantially the form attached hereto as Annex F (with such changes as may reasonably requested by the Escrow Agent, the "Escrow Agreement"). The Base Purchase Price shall be subject to a plus or minus dollar-for-dollar adjustment determined in accordance with Section 1.7(a) (the "Purchase Price Adjustment"). The Base Purchase Price, as adjusted for the Purchase Price Adjustment, is herein referred to as the "Purchase Price." The Purchase Price shall be allocated among the holders of Company Common Stock in proportion to their respective holdings of Company Common Stock as set forth in Annex A.

                        (c)        As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the Texas Statute (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

            Section 1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Texas Statute. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.4    Articles of Incorporation; By-laws.    At the Effective Time, the Articles of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Articles of Incorporation of Merger Sub set forth in Exhibit 1.4(a) and the By-laws of Merger Sub, each as in effect immediately prior to the Effective Time.

            Section 1.5    Directors and Officers.    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

            Section 1.6    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following conversions shall take place:

                        (a)        Conversion Generally.    Each share of the Company's capital stock ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 1.6(b) and any shares of Company Common Stock that are held by shareholders exercising appraisal rights pursuant to Article 5.12 of the Texas Statute ("Dissenting Shareholders")) shall be converted into the right to receive, subject to Sections 1.2(b), 1.7(d) and 1.8(d), for each share of Company Common Stock, a pro rata portion of an amount (the "Paid Amount") equal to the Base Purchase Price plus or minus the Estimated Purchase Price Adjustment (as hereinafter defined) minus $4.7965 million. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the consideration set forth above therefor or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares of Company Common Stock as determined in accordance with Article 5.12 of the Texas Statute.

                        (b)        Treasury Shares.    Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                        (c)        Merger Sub. Each share of common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                        (d)        Change in Shares. If between the date of this Agreement and the Effective Time, any of the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the respective consideration amounts set forth in Section 1.6(a) shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

            Section 1.7        Purchase Price Adjustments.

                        (a)        Not less than five (5) business days prior to the Closing, a representative of Parent and the Chief Executive Officer of the Company shall cooperate in good faith to jointly prepare a statement as of the Closing Date (the "Estimated Closing Date Statement") setting forth the estimated purchase price adjustment (such amount being herein referred to as the "Estimated Purchase Price Adjustment"), computed in a manner consistent with the Example of Estimated Purchase Price Adjustment set forth on Schedule 1.7(a) attached hereto. The Estimated Purchase Price Adjustment shall be prepared as of the end of the most recently completed financial monthly period prior to the Closing Date, adjusted to give pro forma effect to the Closing. For purposes of giving pro forma effect to the Closing, the two tools scheduled as of the date of this Agreement to be shipped on or about August 15, 2002 (purchase order #104023081) shall be treated as shipped, including all related costs, whether or not such tools have actually been shipped as of the Closing.

                        (b)        Procedure.

                        (i)        As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Parent shall prepare and deliver to the Representative Shareholder (as hereinafter defined) a statement of Shareholders' Equity (as hereinafter defined) of the Company, together with a proposed calculation of the Purchase Price Adjustment (the "Closing Date Statement"), using the results of the Physical Count (as hereinafter defined) conducted in accordance with this Section 1.7, as of the close of business on the Closing Date. Parent shall provide the Representative Shareholder with access to the work papers used in the preparation of the Closing Date Statement. The Closing Date Statement shall be prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis. If GAAP allows alternative application of an accounting principle, then the accounting principle that is consistently applied by the Company will prevail. Parent and the Chief Executive Officer of the Company (as of the date of this Agreement) (the "Representative Shareholder") shall conduct a complete physical count of all Inventory (as defined in Annex B) owned by the Company within five (5) business days prior to the Closing Date (the "Physical Count"). The Physical Count shall be conducted under the supervision of KPMG LLP and in accordance with reasonable instructions agreed to by both the Representative Shareholder and Parent. Parent's representatives shall be entitled to participate in, observe and review such Physical Count. The Closing Date Statement shall present the net amount of the Company's total assets less the Company's total liabilities (which liabilities shall include, but not be limited to, all Company Indebtedness (as defined in Annex B) not discharged by the Company prior to the Closing) as of the close of business on the Closing Date ("Shareholders' Equity"), determined as set forth in this paragraph .

                        (ii)        During the preparation of the Closing Date Statement and the period of any dispute within the contemplation of this Section 1.7, Parent shall as soon as practicable cause the Company to: (A) provide the Representative Shareholder the Representative Shareholder's authorized representatives and the Neutral Auditor, if one has been appointed with access to the books, records, facilities, employees and accountants of the Company; (B) provide the Representative Shareholder as promptly as practicable after the Closing Date (but in no event later than twenty (20) business days after the Closing Date) with normal financial monthly period-end closing financial information for the period ending on the last day of the month in which the Closing Date occurs; and (C) cooperate with the Representative Shareholder, the Representative Shareholder's authorized representatives and the Neutral Auditor if one has been appointed.

                        (iii)        After receipt of the Closing Date Statement, the Representative Shareholder shall have thirty (30) days to review it. Unless the Representative Shareholder delivers written notice to Parent on or prior to the forty-fifth day after receipt of the Closing Date Statement of its disagreement as to any item included on the Closing Date Statement (a "Closing Date Statement Objection"), the parties shall be deemed to have accepted and agreed to the Closing Date Statement. If the Representative Shareholder so notifies Parent of a Closing Date Statement Objection, Parent and the Representative Shareholder shall, within thirty (30) days following the date of such notice (the "Resolution Period"), attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final and binding on the parties hereto. The term "Final Closing Date Statement" shall mean the definitive Closing Date Statement agreed to by the Representative Shareholder and Parent in accordance with this Section 1.7(c)(iii), or in the absence of such agreement, the definitive Closing Date Statement resulting from the determination made by the Neutral Auditor (as hereinafter defined) in accordance with Section 1.7(d) (in addition to those items theretofore agreed to by the Representative Shareholder and Parent).

                        (iv)        If, at the conclusion of the Resolution Period, Parent and the Representative Shareholder have not resolved the disputes, then all amounts remaining in dispute shall be submitted to a nationally recognized auditing firm to be agreed upon by the Parent and the Shareholder Representative (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses of the Neutral Auditor shall be borne by the Designated Shareholders (in proportion to their respective holdings of Company Common Stock as set forth in Annex A and Parent; provided, however, that if the Shareholders' Equity, as finally calculated after taking into effect the Neutral Auditor's determination, exceeds the Shareholders' Equity as set forth on the Closing Date Statement prepared by Purchaser by more than 25%, then all fees and expenses of the Neutral Auditor shall be borne by the Purchaser. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by the Representative Shareholder and Parent, and not by independent review, only those issues remaining in dispute. The Neutral Auditor's determination shall be made within thirty (30) days of its engagement, shall be set forth in a written statement delivered to the Representative Shareholder and Parent, and shall be final and binding on the parties hereto, absent manifest error.
                        (c)        (i)  The Estimated Purchase Price Adjustment shall be calculated and the Purchase Price (for purposes of calculating the Paid Amount) shall be adjusted on a dollar-for-dollar basis to the extent that the Shareholders' Equity set forth on the Estimated Closing Date Statement (the "Closing Date Estimated Shareholders' Equity") is greater than or less than $1,139,158, which represents Shareholders' Equity set forth on the May 31, 2002 balance sheet of the Company included in the Financial Statements (the "Target Shareholders' Equity"). The computation of the Closing Date Estimated Shareholders' Equity for purposes of the Estimated Closing Date Statement shall be computed in a manner consistent with GAAP. If GAAP allows alternative application of an accounting principle, then the accounting principle that is consistently applied by the Company will prevail.

                                    (ii)  The Purchase Price Adjustment shall be calculated and the Purchase Price shall be adjusted on a dollar-for-dollar basis to the extent that the Shareholders' Equity set forth on the Final Closing Date Statement is greater than or less than the Closing Date Estimated Shareholders' Equity set forth on the Estimated Closing Date Statement prepared in accordance with Section 1.7(c)(i). The computation of Shareholders' Equity for purposes of the

Final Closing Date Statement shall be computed in a manner consistent with the Computation of Target Shareholders' Equity set forth on Schedule 1.7(e) attached hereto. If the Shareholders' Equity set forth on the Final Closing Date Statement is less than the Closing Date Estimated Shareholders' Equity, the Purchase Price shall be decreased by an amount which is the difference between the Closing Date Estimated Shareholders' Equity and the Shareholders' Equity set forth on the Final Closing Date Statement. If the Shareholders' Equity set forth on the Final Closing Date Statement is more than the Closing Date Estimated Shareholders' Equity, the Purchase Price shall be increased by an amount which is the difference between the Shareholders' Equity set forth on the Final Closing Date Statement and the Closing Date Estimated Shareholders' Equity.

                        (d)        If the Purchase Price, as finally determined in accordance with Section 1.7(d)(ii) above, exceeds the Paid Amount paid by Parent at the Closing, then Parent shall deliver to the holders of Company Common Stock an amount in cash equal to such excess, in proportion to their respective holdings of Company Common Stock as set forth in Annex A. If the Paid Amount paid by Parent at Closing exceeds the Purchase Price, as finally determined in accordance with Section 1.7(d)(ii) above, then the Designated Shareholders shall cause to be delivered to Parent an amount in cash equal to such excess. Any increase to or reduction from the Purchase Price pursuant to this Section 1.7(d) shall be paid by wire transfer of immediately available funds to accounts designated by the recipient or recipients thereof within five (5) business days after the date that the Final Closing Date Statement is agreed to by the Representative Shareholder and Parent or as determined by the Neutral Auditor.

            Section 1.8         Exchange of Certificates.

                        (a)        Exchange Procedures. No later than three (3) business days after the Effective Time, Parent shall mail or cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the distribution of the Paid Amount. Upon surrender of a Certificate for cancellation to the Parent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall, subject to Section 1.2(c) and Section 1.7(d), be entitled to receive the applicable distribution amounts set forth in Section 1.6 which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Paid Amount payable to holders of Certificates in accordance with Sections 1.2(b) and 1.6. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable distribution amounts set forth in Section 1.6 may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Parent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable distribution amounts as set forth in Section 1.6, subject to the terms of Sections 1.2(c) and 1.7(d).

                        (b)        Further Rights in Company Common Stock.    All applicable distribution amounts from the Paid Amount paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                        (c)         No Liability.    Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any cash in respect of the Paid Amount not claimed by the holders of Company Common Stock that may be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                        (d)        Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed as indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the applicable distribution amounts from the Paid Amount as set forth in Section 1.6 without any interest thereon.

                        (e)        Withholding.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent are required to deduct and withhold under the Code, or any provision of Texas or other applicable foreign or state tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent.

            Section 1.9        Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the "fair value" of such holder's shares of Company Common Stock, as provided in Article 5.12 of the Texas Statute, such shares shall not be converted into or exchangeable for the right to receive any portion of the Base Purchase Price except as provided in this Section 1.9 and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Base Purchase Price pursuant to Section 1.6.

            Section 1.10        Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. On or after the Effective Time, any

 Certificates presented to Parent for any reason shall be converted into the applicable distribution amounts from the Base Purchase Price as set forth in Section 1.6.

            Section 1.11        Closing Deliverables.    At the Closing, (A) the Company and the Designated Shareholders shall deliver or cause to be delivered to Parent (i) waivers in forms reasonably acceptable to Parent of any and all rights that any former or current shareholder, employee, director or officer of the Company may have to past or future royalty payments from the Company, including, but not limited to, licenses, technology and other agreements, whether written or oral, between any such Person and the Company, (ii) cancelled promissory notes and other satisfactory evidence of repayments of all amounts due under, and termination of, that certain loan agreement, dated as of June 1, 1999, between the Company and Waterview Square Ltd. (the "Loan Agreement"), subject to the proviso in Section 4.11, (iii) the executed Escrow Agreement, and (iv) all other previously undelivered certificates and other documents required to be delivered by the Designated Shareholders to Parent at or prior to the Closing Date in connection with the transactions contemplated hereby, and (B) Parent shall deliver or cause to be delivered to the Company or the Designated Shareholders the executed Escrow Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
DESIGNATED SHAREHOLDERS

        The Company and each Designated Shareholder jointly and severally represent and warrant to Parent that the following representations and warranties are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule attached hereto as Exhibit A (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

            Section 2.1        Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as disclosed in Section 2.1 of the Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation, as amended, and By-Laws of the Company, as currently in effect. As used in this Agreement, "Material Adverse Effect" means any change, event, effect, development or occurrence that, individually or when taken together with all other changes, events, effects, developments or occurrences that have occurred prior to the date of determination, has had, or is reasonably likely to have, a material adverse effect on or a material adverse change in, (i) the business, assets, liabilities, financial condition, operations, results of operations and condition (financial or otherwise) or prospects of the Company, (ii) the ability of The Company to perform its obligations under this Agreement, or (iii) the ability of the Company to consummate the transactions required to be effected by it as contemplated hereby.

            Section 2.2        Capitalization.    The authorized capital stock of the Company is as set forth in Section 2.2 of the Disclosure Schedule. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, non-assessable and, except as disclosed in Section 2.2 of the Disclosure Schedule, free of preemptive rights. Except as disclosed in Section 2.2 of the Disclosure Schedule, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests; (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company; or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

            Section 2.3    Ownership of Stock.    Each holder of Company Common Stock holds of record and owns beneficially the number of Company Common Stock set forth next to his or her name in Annex A, and all of the issued and outstanding Company Common Stock are owned directly or indirectly by holders of Company Common Stock free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than restrictions imposed by Federal or state securities laws. Upon the consummation of the transactions contemplated hereby, Parent will acquire title to the Company Common Stock, free and clear of all Encumbrances, other than restrictions imposed by Federal or state securities laws. The Company has not owned and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or business.

            Section 2.4         Authorization; Validity of Agreement.

                        (a)        The Company has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and, except for the Shareholder Approval no other corporate or other proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or the Support Agreement or to consummate such transactions other than, with respect to the Merger, as provided in Section 2.33. The board of directors of the Company has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval in accordance with Section 4.15. This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub) is a valid and binding obligation of the Company enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or law.

                        (b)        The Company has taken all appropriate actions so that any restrictions on business combinations contained in the Texas Statute will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the shareholders or the board of directors of the Company. True and complete copies of all resolutions of the board of directors of the Company reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger.

            Section 2.5        Consents and Approvals; No Violations.    Except as disclosed in Section 2.5 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby will (assuming the shareholder approval set forth in Section 2.33 is obtained) (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon which any of the assets or properties of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation (a "Contract") to which the Company is a party or by which any of them or any of their properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of their properties or assets or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent, waiver, exemption, permit, order or approval of, or any other action by, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"), except the filing and recordation of the Articles of Merger as required by the Texas Statute.

            Section 2.6         Financial Statements.    Schedule 2.6 of the Disclosure Schedule contains true and complete copies of (i) the unaudited year-end balance sheets, statements of operations, changes in shareholders' deficit and cash flows of the Company for the years ended December 31, 2001 and 2000 and (ii) the unaudited balance sheet and statement of operations as of and for the five (5) months ended May 31, 2002 (collectively, the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations, changes in shareholders' deficit and cash flows of the Company for such periods, except as disclosed in Schedule 2.6 of the Disclosure Schedule, are correct and complete, and are consistent with the books and records of the Company (which, except as disclosed in Schedule 2.6 of the Disclosure Schedule, books and records are correct and complete).

            Section 2.7        No Undisclosed Liabilities.    Except as disclosed in Section 2.7 of the Disclosure Schedule and except (a) for trade payables and other similar operating liabilities incurred in the ordinary course of business and consistent with past practice of the Company after May 31, 2002 and (b) for liabilities, indebtedness and obligations disclosed, reflected or reserved for in the Financial Statements; the Company has no liabilities or obligations of any nature (whether absolute or contingent, liquidated or unliquidated, or due or to become due).

            Section 2.8        Absence of Certain Changes.    Except as (a) disclosed in the Financial Statements; (b) disclosed in Section 2.8 of the Disclosure Schedule; or (c) contemplated by this Agreement, since May 31, 2002, the Company has not suffered any change constituting a Material Adverse Effect (provided however, that any of the following shall not constitute a "Material Adverse Effect" when determined as of the Closing: (a) any adverse change or effect that is demonstrated to be directly caused by conditions affecting the United States generally or the economy of any nation or region in which the Company conducts its Business, (b) any adverse change, event or effect that is demonstrated to be directly caused by conditions generally affecting the industry in which the Company conducts its Business and (c) a shortfall in revenues of such entity as a result of delays or cancellations in customer orders (including any effects on the Company's operating income which result directly from such revenue shortfall), which delays or cancellations result directly from the announcement and pendency of the Merger) and has conducted the Business (as defined in Annex B) only in the ordinary course of business and there has not been any:

                        (a)        acquisition by merger, consolidation or purchase of any business or Person by the Company, including by purchase of all or substantially all of the assets or any material assets or business of any Person;

                        (b)        election made by the Company with respect to any Taxes (as hereinafter defined);

                        (c)        declaration or payment of any dividends on any shares of capital stock of the Company;

                        (d)         (i) material increase in the compensation payable or to become payable by the Company to any officer, employee, consultants or agent (collectively, "Personnel") (except for normal periodic increases in the ordinary course of business consistent with past practice), (ii) material bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit-sharing, insurance or similar payment or arrangement made or agreed to by the Company for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedule hereto or (iv) new employment agreement to which the Company is a party;

                        (e)        material addition to or modification of any Benefit Plan (as hereinafter defined);

                        (f)         sale (other than sales of inventory in the ordinary course of business), lease, assignment, transfer or other disposition of any material assets or properties of the Company other in the ordinary course;

                        (g)        cancellation of any material Indebtedness or waiver of any claims or rights of substantial value to the Company or mortgage, pledge or imposition of any Encumbrances or any material asset or property of the Company;

                        (h)        cancellation, termination or modification of any Contract, that, if in effect on the date hereof, would constitute a Scheduled Contract (as hereinafter defined) (other than any termination of any such contract upon expiration of its stated term);

                        (i)        capital expenditure, outside of the ordinary course of business, or the execution of any lease or any incurring of liability therefor by the Company, involving payments in excess of $50,000 individually or $100,000 in the aggregate;

                        (j)        change in accounting methods or practices by the Company;

                        (k)        revaluation by the Company of any of its assets, including without limitation, writing off notes or accounts receivable or inventory in any case in excess of reserves;

                        (l)        damage, destruction or loss (whether or not covered by insurance) of any material asset or property of the Company adversely affecting the properties, business or prospects of the Company; or

                        (m)        written agreement by the Company to do any of the foregoing.

            Section 2.9        Employee Benefits.    (a) Section 2.9(a) of the Disclosure Schedule sets forth a list of all Benefit Plans. "Benefit Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, any other plan, arrangement (whether written or oral), program, agreement or commitment providing for compensation or other benefits to any current or former director, officer, employee or consultant of the Company, which are or have been maintained or contributed to by the Company or by any entity, whether or not incorporated, that together with the Company is treated as a single employer under Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Code") (each, an "ERISA Affiliate"), or under which the Company or any ERISA Affiliate has any liability or obligation, whether actual or contingent, with respect to any such director, officer, employee or consultant, including, without limitation, insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or deferred compensation, severance benefits or payments, relocation benefits, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance. True and complete copies of each of the following documents have been delivered by the Company to Parent including: (i) each Benefit Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Company's employees, all annuity contracts or other funding instruments, and a complete description of any Benefit Plan which is not in writing, (ii) the most recent determination or application for determination or opinion letter issued by the Internal Revenue Service with respect to each applicable Benefit Plan, (iii) for the three (3) most recent fiscal years, actuarial reports for any Benefit Plans subject to Sections 401(a) and 412 of the Code, (iv) for the three most recent plan years, annual reports on Form 5500 Series including all schedules thereto required to be filed with any governmental agency for each applicable Benefit Plan, and (v) a complete description of age, compensation, service and related data as of the last day of the Company's most recently completed fiscal year for employees or former employees of the Company.

                        (b)        Except as set forth in Section 2.9(b) of the Disclosure Schedule:

                        (i)        Neither the Company nor any ERISA Affiliate maintains or has ever maintained a pension plan subject to Title IV of ERISA or Section 412 of the Code.

                        (ii)        Neither the Company nor any ERISA Affiliate has ever contributed to, or withdrawn in a partial or complete withdrawal from, any "multiemployer plan" as defined in Section 4001(a)(3) or Section 3(37) of ERISA or has any fixed or contingent liability under Section 4204 of ERISA. No Benefit Plan is a "multiple employer plan" as described in Section 3(40) of ERISA or Section 413(c) of the Code.

                        (iii)        Each Benefit Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) has been so qualified during the period from its adoption to date.

                        (iv)        Each Benefit Plan presently complies and has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Plan, including without limitation, ERISA and the Code, and by its terms can be amended or terminated at any time. As of and including the Closing, the Company shall have made substantially all contributions and payments required to be made by it up to and including the Closing with respect to each Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on the Financial Statements provided to Parent by the Company.

                        (v)        None of the Company, any ERISA Affiliate or any Benefit Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee of the Company or any ERISA Affiliate pursuant to any retiree medical benefit plan or other retiree welfare plan.

                        (vi)        Neither the Company nor any plan fiduciary of any Benefit Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Benefit Plan nor been assessed any civil penalty under Section 502(l) of ERISA.

                        (vii)        There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Benefit Plan that is pending, or to the knowledge of the Company, threatened or anticipated against the Company, any ERISA

 Affiliate or any Benefit Plan, and to the knowledge of the Company, there exist no facts or circumstances that could give rise to any such action, writ injunction, judgment, decree, claim, suit, litigation, proceeding, arbitral action, audit or investigation.

                        (viii)        Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plan, except as required by law.

                        (ix)        Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Benefit Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                        (x)        Each Benefit Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in substantial compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

                        (xi)        Neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby or any related transactions will result in any liability to the Parent or the Company under or with respect to any Benefit Plan.

            Section 2.10       Litigation.    Except as disclosed in Section 2.10 of the Disclosure Schedule, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened, involving the Company by or before any Governmental Entity or by any third party. The Company is not subject to any judgment, order, decree or arbitration award of any Governmental Entity.

            Section 2.11        Compliance with Applicable Law.    Except as disclosed in Section 2.11 of the Disclosure Schedule, the Company is not in default or violation of any term, condition or provision of any statute, law, rule, regulation, judgment, decree, order, permit or license or other governmental authorization or approval, applicable to the Company ("Applicable Law").

            Section 2.12         Taxes.     (a) Except as disclosed in Section 2.12(a) of the Disclosure Schedule, the Company has (i) timely filed (or had filed on its behalf) all Tax Returns (as hereinafter defined) required to be filed by it (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects and (ii) paid all Taxes (as hereinafter defined) of the Company or for which the Company is liable (whether to a governmental authority or to a third party) if due and payable, and if not due and payable, has accrued (in accordance with GAAP) all such Taxes.

                        (b)    Except as disclosed in Section 2.12(b) of the Disclosure Schedule, there are no ongoing federal, state, local or foreign Tax audits or Tax examinations with respect to the Company. All deficiencies asserted with respect to the Company as a result of any Tax examination or audit have been paid.

                        (c)    Except as disclosed in Section 2.12(c) of the Disclosure Schedule, the Company is not a party to any agreement providing for the allocation, indemnification, or sharing of Taxes.

                        (d)    Except as disclosed in Section 2.12(d) of the Disclosure Schedule, there are no liens for Taxes upon the assets of the Company, except liens for current Taxes not yet due and payable.

                        (e)    No claim has been made to the Company in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                        (f)    The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                        (g)    The Company has not waived (or agreed to waive) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, including those deficiencies proposed but not yet assessed, except with respect to waivers or extensions of time which have since expired.

                        (h)    The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as disclosed in Section 2.12(h) of the Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that would obligate it or Parent to make any payments that will not be deductible under Section 280G of the Code. The Company has not agreed to, or is not required to make, any adjustment under Section 481(a) of the Code by reason of a change of accounting method or otherwise. None of the assets of the Company directly or indirectly secure any debt the interest on which is tax exempt under Section 103 of the Code nor are they "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

                        (i)    The Company (A) was not a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return during any tax year for which the federal income tax statute of limitations has not expired and (B) does not have any liability for the Taxes of any Person (as defined in Annex B) (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any tax year for which the federal income tax statute of limitations has not expired.

                        (j)    The Company, nor any predecessor by merger or consolidation, has not within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

                        (k)    The unpaid Taxes of the Company (including without limitation any Taxes of another entity for which the Company is or could be liable, whether pursuant to law, contract, or otherwise) do not exceed the tax liabilities set forth in Section 1.2 of the Disclosure Schedule (or the Closing Date Statement, as applicable).

                        (l)    The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                        (m)    The Company has not been a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                        (n)    "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any Governmental Entity (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and any liability for the payment of any such taxes, charges, fees, levies or other assessments as a result of being party to any agreement or any express or implied obligation to indemnify any other person. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

            Section 2.13        Intellectual Property.

                        (a)        The Company owns or has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, and to make, have made, sell, convey, transfer or assume without payments to any other Person, all Intellectual Property (as hereinafter defined) necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company is taking or has taken all actions it reasonably believes are required to maintain and protect each item of Intellectual Property that it owns or uses.

                        (b)        The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Company, the managers and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company, except as disclosed in Section 2.13 of the Disclosure Schedule.

                        (c)        Section 2.13 of the Disclosure Schedule identifies each patent and registration that has been assigned or issued to the Company with respect to any of its Intellectual Property (including without limitation, trademark, service mark, domain name, mask work and copyright registrations), identifies each pending patent application or application for registration that the Company has made with respect to any of its Intellectual Property, and identifies each license or agreement that the Company has granted to any third party with respect to any of its Intellectual Property. The Company has delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses or agreements (as amended to date). Section 2.13 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with its business. Except as disclosed in Section 2.13 of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 2.13 of the Disclosure Schedule: (i) the Company is the sole owner and possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company (or employees of the Company with responsibility for Intellectual Property matters), is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of the item; and (iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                        (d)        Section 2.13 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns or licenses and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required by this subsection (d) to be identified in Section 2.13 of the Disclosure Schedule: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor, to the knowledge of the Company (or employees of the Company with responsibility for Intellectual Property matters), any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) neither the Company nor, to the knowledge of the Company (or employees of the Company with responsibility for Intellectual Property matters), any other party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license; (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company (or any employees of the Company with responsibility for Intellectual Property matters), is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                        (e)        To the knowledge of the Company (or employees of the Company with responsibility for Intellectual Property matters), the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                        (f)        The Company (or employees of the Company with responsibility for Intellectual Property matters) does not have any knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any significant, currently marketed product or process of the Company.

                        (g)        All Intellectual Property owned by the Company and for which confidentiality is required has been maintained in confidence in accordance with protection procedures believed by the Company to be adequate for protection. customarily used in the industry to protect rights of like importance. All former and current members of management and personnel of the Company, including all former and current managers, employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of the Intellectual Property, have executed and delivered to the Company a proprietary information agreement, copies of which have been previously delivered to Parent. No former or current Personnel have filed, asserted or, to the knowledge of the Company (or employees of the Company with responsibility for Intellectual Property matters), threatened any claim against the Company in connection with such Personnel's involvement in the conception and development of any of the Company's Intellectual Property. To the knowledge of the Company (or employees of the Company with responsibility for Intellectual Property matters), none of the current employees of the Company has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business, which patents or applications have not been assigned to the Company.

                        (h)        "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium), and any claims or causes of actions (pending, filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

                        (i)        Subject to the exclusion set forth in the last sentence to this Section 2.13(i), neither the Person identified in Section 2.13(i) of the Disclosure Schedule nor any of its affiliates or any of their respective employees, directors or officers (the "Specified Parties") has or has had any license, rights or permission to use any of the Company's Intellectual Property insofar as it relates to the Company's current or future technologies or products. Subject to the exclusion set forth in the last sentence to this Section 2.13(i), none of the Specified Parties has or has had any license, rights or permission to use any of the Company's Intellectual Property as it exists today or as it is currently being or will be modified or improved for implementation into the Company's current or future technologies or products. To the extent that any of the Specified Parties has or has had any license, rights or permission to use any of the Company's Intellectual Property, any such license, rights or permission is limited to certain of the Company's Intellectual Property that was created solely prior to July 17, 1997.

                        (j)        As of the Effective Time, no former or current shareholder, employee, director or officer of the Company will have any rights to past or future royalty payments or license fees from the Company, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company.

            Section 2.14        Environmental Laws and Regulations.    Except as set forth in Section 2.14 of the Disclosure Schedule:

                        (a)        The Company and its operations are in compliance with all applicable Environmental Laws (as hereinafter defined) and, at all times have maintained in full force and effect, all Permits (as hereinafter defined) and have made all reports and notifications required under any Environmental Law. No Encumbrances have been, or are, imposed on the Business (as defined in Annex B) or any of the Company's assets under any Environmental Law;

                        (b)        There is and has been no handling, storage, use or Release (as hereinafter defined) of Hazardous Substances (as hereinafter defined) by the Company in violation of any applicable Environmental Law or that has resulted in any liability to the Company under any applicable Environmental Law. There are no present Environmental Conditions (as hereinafter defined), or past Environmental Conditions for which the Company may still become liable under current applicable Environment Law, in any way relating to the Company or its operations. No underground tanks are or have been owned or operated by the Company, or, to the knowledge of the Company, are or have been located on, in or under any site or facility currently owned or leased by the Company. To the knowledge of the Company, no asbestos-containing materials are located on, in or under any facility currently owned or leased by the Company; and

                        (c)        The Company has not received any notice of alleged, actual or potential responsibility for, and is not aware of any pending or threatened, inquiry or investigation regarding liability or responsibility for (i) any Release or threatened Release of any Hazardous Substance at any location for which the Company may have liability or (ii) an alleged violation by the Company of or non-compliance by the Company with any applicable Environmental Law or the conditions of any Permit required under any applicable Environmental Law. The Company has not received any notice of any other claim, demand or action by any individual or entity alleging any liability or responsibility for actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release by the Company of any Hazardous Substances.

            "Environmental Laws" shall mean all federal, state, and local and foreign laws and regulations that govern or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances, wastes or pollution (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees.

            "Environmental Conditions" means the introduction into the environment of any Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which the Company has or may become liable to any Person or by reason of which any of the Company's assets may suffer or be subjected to any Encumbrance.

            "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

            "Hazardous Substance" means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

            Section 2.15        Contracts.    Section 2.15 of the Disclosure Schedule sets forth a complete list of each of the following types of Contracts to which the Company is a party or by which any of its assets or operations may be bound ("Scheduled Contracts"):

                        (a)        any employee collective bargaining agreement or other contract with any labor union covering the Personnel;

                        (b)        any Contract (including purchase orders) involving the obligation of the Company to purchase products or services pursuant to which the aggregate of payments to become due from the Company is equal to or exceeds $50,000;

                        (c)        any Contract (including sales orders) involving the obligations of the Company to deliver products or services with an unfilled order balance of more than $25,000;

                        (d)        any distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar Contract currently in effect requiring the payment of any commissions in excess of $25,000 per year;

                        (e)        any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

                        (f)        any agreement under which the Company has agreed to indemnify any third party with respect to, or to share, the Tax liability of any third party;

                        (g)        any commitment (or pending proposal, which, if accepted, would be a commitment) to make a capital expenditure or to purchase a capital asset in excess of $25,000;

                        (h)        any agreement or commitment with a third party other than an employee relating to the location of employees or minimum number of employees to be employed by the Company with respect to the Business;

                        (i)        any power of attorney (other than powers of attorney given in the ordinary course of Business with respect to routine export, tax or securities matters);

                        (j)        any indenture, note, loan or credit agreement or other Contract relating to Indebtedness or the borrowing of money or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money;

                        (k)        all Contracts that contain a provision or covenant prohibiting, impairing, limiting or restricting, or purporting to prohibit, impair, limit or restrict, the ability of the Company to (i) sell or license any products or services of or to any other person in any material respect, (ii) engage in any line of business, or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company;

                        (l)        any lease or similar agreement under which (i) the Company is the lessee of or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for any annual rent in excess of $10,000 or (ii) the Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company for an annual rent in excess of $10,000; or

                        (m)        all other material Contracts.

            Except as disclosed on Section 2.15 of the Disclosure Schedule, each Scheduled Contract to which the Company is a party is valid, binding and in full force and effect and is enforceable by the Company in accordance with its terms. Except as disclosed in Section 2.15 of the Disclosure Schedule, the Company has performed all material obligations required to be performed by it to date under the Scheduled Contracts and is not in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the material Contracts is in breach or default in any material respect thereunder, or has repudiated any material provision thereof.

            Section 2.16        Title to Assets.    Except as set forth in Section 2.16 of the Disclosure Schedule, the Company has good and marketable title to or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, free and clear of all Encumbrances, except for (i) zoning laws and other land use restrictions that do not materially impair the present or anticipated use or occupancy of the property subject thereto; (ii) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith; (iii) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar Encumbrances arising in the ordinary course of business, consistent with past practice; and (iv) with respect to any real property, any defects, easements, rights of way, restrictions, covenants, claims or other similar charges, which do not, individually or in the aggregate, have a material adverse effect on the use or possession of such real property (clauses (i) through (iv) being referred to collectively as, the "Permitted Encumbrances").

            Section 2.17        Condition and Sufficiency of Assets.    The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, except for items set forth on Section 2.17 of the Disclosure Schedule. The assets of the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

            Section 2.18        Insurance.    The Company has all insurance Policies necessary to conduct the Business as currently conducted, including, without limitation, all insurance Policies listed in Section 2.18 of the Disclosure Schedule.

            Section 2.19        Employment and Labor Matters.

                        (a)        Employment. Except as set forth on Section 2.19(a) of the Disclosure Schedule, (i) the Company has paid in full to, or accrued on behalf of, all Employees (as defined in Annex B) of the Company, all wages, salaries, overtime, commissions, bonuses and other direct compensation for all services performed by such Employees through the date hereof, all vacation, profit-sharing and other benefits which have accrued through the date hereof for such Employees, and all amounts required to be reimbursed to such Employees for which appropriate reimbursement requests have been submitted or, to the knowledge of the Company, are expected to be submitted through the date hereof; (ii) the Company has good labor relations and there are no labor strikes, disputes, slowdowns, work stoppages or lockouts actually pending or, to the knowledge of the Company, threatened against the Company and no such strikes, disputes, slowdowns, work stoppages or lockouts have occurred or, to the knowledge of the Company, been threatened during the past five (5) years; (iii) the Company has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have an adverse impact on labor relations; (iv) no representation petition has been filed or proceedings instituted by an employee, group of employees, or any labor organization with the National Labor Relations Board or any similar state or foreign agency seeking recognition of a bargaining representative; (v) there are no organizational campaigns, petitions, or other unionization activities currently being made or, to the knowledge of the Company, threatened by or on behalf of any labor union to organize any Employees of the Company; (vi) the Company is not a party to or bound by any union contract, collective bargaining agreement, or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to Employees of the Company; (vii) none of the employees of the Company are represented by any labor organization, nor has any question concerning representation been raised or threatened concerning such employees; (viii) there are no written personnel policies, rules or procedures currently applicable to Employees of the Company, other than those set forth on Section 2.19(a) of the Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Parent; (ix) the Company is and has at all times been in material compliance with all Applicable Laws, agreements, and contracts relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, wages, hours of work, employment taxes, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law; (x) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (xi) there are no grievances or arbitration proceedings outstanding against the Company arising out of any collective bargaining agreement or other grievance procedure relating to the Company or the Employees; (xii) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other corresponding state or foreign agency; (xiii) to the knowledge of the Company, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company or the Employees and no such investigation is in progress; (xiv) there are no pending or, to the knowledge of the Company, threatened wage and hour claims filed against the Company with the United States Department of Labor or any corresponding state or foreign agency; (xv) there are no pending citations relating to the Company filed by the Occupational Safety and Health Administration or any corresponding state or foreign agency, and, to the knowledge of the Company, there are no threatened citations relating to the Company; (xvi) there is no pending investigation of, or complaint pending against, the Company by the Office of Federal Contract Compliance Programs or any corresponding state or foreign agency, and, to the knowledge of the Company, there are no threatened investigations or complaints; (xvii) there are no complaints, controversies, class actions, lawsuits, or other proceedings pending or, to the knowledge of the Company, overtly threatened that allege breach or violation of any express or implied contract of employment, any law or regulation governing employment or the termination thereof, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship asserted by or on behalf of any Employees of the Company; (xviii) there are no complaints, controversies, class actions, lawsuits, or other proceedings by or on behalf of Employees pending or, to the knowledge of the Company, overtly threatened that allege the nonpayment of overtime or the misclassification of Employees as exempt, under the Fair Labor Standards Act or any similar state law; and (xix) the Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and no such investigation is in progress. Except as set forth on Section 2.19(a) of the Disclosure Schedule or to the knowledge of the Company all Employees of the Company are employed "at will" and may be terminated by the Company at any time with or without cause and without any severance or other obligation of or liability to the Company. Except as set forth on Section 2.19(a) of the Disclosure Schedule, since December 31, 2001 the Company has not compensated any individual workers performing services to the Company as independent contractors. The Company has properly characterized as independent contractors the individuals listed on Section 2.19(a) of the Disclosure Schedule using the applicable rules and regulations of the Internal Revenue Service.

            The Company does not have and will not have at the date of Closing, any contingent liabilities for sick leave, vacation, holiday pay, severance pay or similar items not set forth in the Financial Statements except for such obligations incurred in the ordinary course of business and consistent with past practices.

            The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation of the Company under any Contract or Benefit Plan.

            Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), the Company has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. The Company will not take any action prior to the Closing which could result in any obligation or liability being imposed on the Company under the WARN Act, and the Company shall be responsible for giving any and all notices, to the extent required, and complying with the provisions of the WARN Act in connection with the transactions governed by this Agreement for any "employment losses" that occur prior to Closing.

                        (b)        Labor Matters.

                        (i)        Section 2.19(b) of the Disclosure Schedule contains a complete and accurate list of the following information for each current employee, officer, or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 2001; bonus (if any); vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee or director benefit plan.

                        (ii)        No Employee of the Company is bound by any agreement with any other Person that is violated or breached by such employee performing the services he is performing for the Company. Except ad disclosed in Section 2.19(b) of the Disclosure Schedule, no Employee, officer, or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-disclosure, non-competition, or proprietary rights agreement, between such Employee, officer, or director and any other Person that in any way adversely affects or will affect (A) the performance of his or her duties as an Employee, officer, or director of the Company, or (B) the ability of the Company to conduct its business.

                        (iii)        The Company is not, and to the knowledge of the Company, no Employee of the Company is, in violation in any material respect of any employment agreement, non-disclosure agreement, non-competition agreement or any other agreement with the Company or any other Person.

                        (iv)        To the knowledge of the Company, no officer or other key Employee of the Company intends to terminate his or her employment with the Company.

                        (v)        Section 2.19(b) of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee, officer, or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

            Section 2.20        Customers.    Listed on Section 2.20 of the Disclosure Schedule are the names and addresses of the ten (10) largest customers of the Company that ordered goods or merchandise from the Company during the fiscal years ended December 31, 2000 and December 31, 2001, and during the three (3) month period ended March 31, 2002 and the approximate amount during such period for which each such customer was involved. Except as disclosed in Section 2.20 of the Disclosure Schedule, the Company has not received any notice or has any valid reason to believe that any of its customers listed in Section 2.20 of the Disclosure Schedule has ceased, or will cease, to use its products, equipment, goods or services, or has substantially reduced, or will substantially reduce, the use of such product, equipment, goods or services at any time.

            Section 2.21        Suppliers and Manufacturers.    Listed in Section 2.21 of the Disclosure Schedule are the names and address of the ten (10) largest suppliers and manufacturers of the Company that sold goods, merchandise or finished product to the Company during the fiscal years ended December 31, 2000 and December 31, 2001, and during the three (3) month period ended March 31, 2002 and the approximate amount during such period for which the Company was invoiced by each such supplier and manufacturer. Except as disclosed in Section 2.21 of the Disclosure Schedule, the Company has not received any notice or has any valid reason to believe that any such supplier or manufacturer will not sell raw material, supplies, merchandise, finished product and other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.

            Section 2.22        Working Capital; Accounts Receivable.    Except as set forth in Section 2.22 of the Disclosure Schedule, the amount of all accounts receivable, work-in-progress and other debts recorded in the records and books of account of the Company as being due to the Company (less the amount of any provision or reserve therefor made in the records and books of account of the Company) are good and collectible or will be billable in full in the ordinary course of business in accordance with their terms and conditions; and none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such provision or reserve. Other than changes in the ordinary course of business, there has been no material adverse change in the amount of the Company's working capital from that reflected in the balance sheet.

            Section 2.23        Inventories.    Section 2.23 of the Disclosure Schedule contains a complete and accurate list of all of the addresses at which any portion of the Inventory of the Company is located. The values at which the Inventory is shown on the balance sheet have been determined in accordance with the normal valuation policy of the Company, and in accordance with GAAP, each consistently applied throughout the periods covered by the Financial Statements. The Inventory (and items of Inventory acquired or manufactured subsequent to the balance sheet date) consists, and will as of the Closing Date consist, only of items of a quality commercially usable in the ordinary course of the Company's business, and the present quantities of all Inventory, are reasonable in the present circumstances of the Business.

            Section 2.24        Product Liability.    Except as expressly disclosed in Section 2.24 of the Disclosure Schedule, the Company has not received notice of any claim or threatened claim for product liability in connection with the Business.

            Section 2.25        Permits.    The Company has all Permits required to conduct the Business as now being conducted. All such Permits are valid and in full force and effect and are listed on Section 2.25 of the Disclosure Schedule. The Company has not violated and is in compliance with all such Permits.

            Section 2.26        Brokers or Finders.    Except as set forth in Section 2.26 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company in connection with any of the transactions contemplated by this Agreement.

            Section 2.27        Bank Accounts.    Set forth in Section 2.27 of the Disclosure Schedule is an accurate and complete list showing the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or box and the names of all persons authorized to draw thereon or to have access thereto.

            Section 2.28        Powers of Attorney.    Set forth in Section 2.28 of the Disclosure Schedule is an accurate and complete list of the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

            Section 2.29        Projections.    The projections delivered by or on behalf of Designated Shareholders or the Company to Parent were prepared in good faith based on and using assumptions that Designated Shareholders and the Company believe to be reasonable.

            Section 2.30        Material Misstatements.    Neither the representations and warranties contained in this Article, nor any written document, Annex, Exhibit, statement, Certificate or Schedule heretofore or hereinafter furnished to Parent pursuant hereto, including without limitation the Schedules hereto, contain any untrue statement of a fact or omit to state any such fact necessary in order to make the statements and information contained in this Article or any written document, Exhibit, Annex, statement, Certificate or Schedule heretofore or hereinafter furnished to Parent pursuant hereto, including without limitation the Schedules hereto, not misleading.

            Section 2.31        Affiliate Transactions.    Except as disclosed on Section 2.31 of the Disclosure Schedule, no affiliate, employee, director, officer or shareholder of the Company is or has been since January 1, 2001 a party to any contract with the Company. Section 2.31 of the Disclosure Schedule describes and qualifies all material services provided since January 1, 2001 to the Company by any of the persons described in the immediately preceding sentence and the fees or rates at which such services were provided.

            Section 2.32        Inappropriate Payments.    Neither the Company nor any of the Company's officers, directors, shareholders, employees, agents or representatives has knowingly violated any law relating to bribery, kickbacks, illegal political contributions, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

            Section 2.33        Vote Required.    The affirmative vote of the holders of (i) two-thirds of the outstanding shares of Class A common stock of the Company and (ii) two-thirds of the outstanding shares of Class B common stock of the Company, in each case voting as a separate class or the only votes of the holders of any class or series of capital stock of the Company necessary to approve the Merger (the "Shareholder Approval").

            Section 2.34        Designated Shareholders.

                        (a)        Each Designated Shareholder has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Designated Shareholder and (assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub) is a valid and binding obligation of such Designated Shareholder enforceable against him or her in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or law.

                        (b)        Except as disclosed in Section 2.34 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by such Designated Shareholder nor the consummation by him or her of the transactions contemplated hereby will (assuming the shareholder approval set forth in Section 2.33 is obtained) (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the assets or properties of such Designated Shareholder under, any of the terms, conditions or provisions of any Contract to which such Designated

 Shareholder is a party or by which he or she any of his or her properties or assets may be bound; (ii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to such Designated Shareholder or any of his or her properties or assets; or (iii) require on the part of such Designated Shareholder any filing or registration with, notification to, or authorization, consent, waiver, exemption, permit, order or approval of, or any other action by, any Governmental Entity, except the filing and recordation of the Articles of Merger as required by the Texas Statute.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub represent and warrant to the Company that the following representations and warranties are correct and complete as of the date of this Agreement:

            Section 3.1        Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on Merger Sub.

            Section 3.2        Authorization; Validity of Agreement.    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their respective boards of directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub (and assuming due and valid authorization, execution and delivery hereof by the Designated Shareholders and the Company) is a valid and binding obligation of Parent and Merger Sub enforceable against each in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or law.

            Section 3.3        Consents and Approvals; No Violations.    Neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of Parent or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; (iii) violate any material order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets or (iv) require on the part of Parent or Merger Sub any material filing or registration with, notification to, or authorization, consent, waiver, exemption, permit, order or approval of, or any other action by, any Governmental Entity, except the filing and recordation of the Articles of Merger as required by the Texas Statute.

            Section 3.4        Sufficient Funds.    As of the date hereof, Parent has, and on the Closing Date Parent will have, sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.

            Section 3.5        Investment Purpose.    Parent is acquiring the Company Common Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

            Section 3.6        Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from Parent in connection with any of the transactions contemplated by this Agreement.

            Section 3.7        Employees.    Parent has no current intention to implement any Personnel or salary reductions during the one (1) year period following the Closing, it being understood that this representation does not constitute a commitment by or obligation binding upon Parent as to any employment or salary levels following the Closing.

            Section 3.8        Ownership of Merger Sub; No Prior Activities.

                        (a)        Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                        (b)        Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

ARTICLE IV.

 COVENANTS

            Section 4.1        Interim Operations of the Company.    The Company covenants and agrees to comply with the following after the date hereof and prior to the Closing Date, except (i) as contemplated by this Agreement, (ii) as disclosed in the Disclosure Schedule, or (iii) with the prior written consent of Parent, which shall not be unreasonably withheld:

            (a)        to conduct its business only in the regular, ordinary and usual course of business consistent with past practice;

            (b)        to use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

            (c)        to promptly notify Parent of any material, adverse change in its financial condition or business or any litigation or governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach in any respect of any representation or warranty contained herein;

            (d)        not to amend its Articles of Incorporation or By-Laws, each as amended to date;

            (e)        not to (i) split, combine or reclassify any of the Company Common Stock; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any of the Company Common Stock; (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of the Company Common Stock; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (f)        not to (i) adopt any new employee benefit plan, except as may be required by applicable law, or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law or (ii) increase any compensation, except for (A) normal increases in the ordinary and usual course of business or (B) the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iii) enter into or amend any employment, severance, termination or similar agreement with any of its present or future employees, officers or directors;

            (g)        not to, except in the ordinary and usual course of business, acquire, sell, lease or dispose of any assets which, in the aggregate, are material to the Company;

            (h)        not to (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount which, in the aggregate, is not material to the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice; (iv) pledge or otherwise encumber the Company Common Stock or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to any such asset;

            (i)        not to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

            (j)        not to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

            (k)        not to change any of the tax or accounting methods or elections used by it unless required by GAAP or applicable law;

            (l)        to continue to make capital expenditures substantially in accordance with past practice in the ordinary and usual course and shall not authorize or enter into an agreement or otherwise make any commitment that would contravene the foregoing;

            (m)        not to take any action to exempt or make not subject to any provision of the Texas Statute or any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares; and

            (n)        to not authorize or enter into an agreement to do or otherwise make any commitment that would contravene any of the foregoing.

            Section 4.2        Access to Information.    The Designated Shareholders shall cause the Company to afford Parent's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to its properties, contracts, commitments, books and records (including but not limited to Tax Returns) and to use its reasonable best efforts to cause representatives to furnish promptly to Parent such additional financial and operating data and other information as to its business and properties as Parent or its duly authorized representatives may from time to time reasonably request.

            Section 4.3        Tax Matters.

                        (a)         Indemnification by Doctors Hennessey and Lin.

                        (i)        Doctors Hennessey and Lin shall be liable for, and shall indemnify and hold Parent and the Company and their successors and assigns harmless against, all Taxes (A) imposed on the Company or for which the Company may otherwise be liable for any taxable year or other period that ends on or before the Closing Date, and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date (except to the extent that any such Taxes gave rise to a reduction in the Purchase Price pursuant to Section 1.7(e)) or (B) resulting from a breach of any representation or warranty set forth in Section 2.12; and

                        (ii)        in order to appropriately apportion any income taxes relating to any taxable year or period beginning before and ending after the Closing Date (each such period a "Straddle Period"), the parties hereto shall apportion such income taxes between the portion of the Straddle Period ending on the Closing Date (such portion, the "Interim Period") (Interim Periods and Taxable Years or periods that end on or prior to the Closing Date being referred to as "Pre-Closing Periods") and the portion of the Straddle Period beginning after the Closing Date, by a closing of the Company's books, consistent with their past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis. In order to appropriately apportion any non-income taxes relating to any Straddle Period, the parties hereto shall apportion such non-income taxes to the Interim Period as follows: (A) ad valorem taxes (including, without limitation, real and personal property taxes) shall be accrued on a per diem basis over the Straddle Period irrespective of the lien or assessment date of such taxes; (B) franchise and other privilege taxes not measured by income shall be prorated on a per diem basis over the period to which the privilege relates; and (C) all other Taxes shall be apportioned based on the actual activities of the Company during the Straddle Period.

                        (b)        Refunds or Credits.    Parent or the Company shall promptly pay to Doctors Hennessey and Lin, within five (5) days of Parent's or the Company's receipt thereof, any refunds or credits of Taxes for which Doctors Hennessey and Lin are liable under Section 4.3(a) hereof other than refunds or credits resulting from a carryback of an item attributable to any taxable year or other period (or portion thereof) that begins after the Closing Date. Parent shall be entitled to all other refunds and credits of Taxes. Parent shall, if Doctors Hennessey and Lin so request and at Doctors Hennessey's and Lin's expense, cause the Company to carryback any net operating loss carryovers attributable to any taxable year or other period (or portion thereof) ending on or before the Closing Date to a taxable year or other period ending before the Closing Date. Parent shall, at Doctors Hennessey's and Lin's expense, file for and obtain any refunds or credits resulting from such carryback and to which Doctors Hennessey and Lin are entitled under this Section 4.3(b).

                        (c)        Adjustments to Purchase Price.    Any payment by Parent or Doctors Hennessey and Lin under this Section 4.3 or Article V, except for refunds and credits due to Doctors Hennessey and Lin under Section 4.3(b), will be treated as an adjustment to the Purchase Price.

                        (d)        Tax Returns.    Doctors Hennessey and Lin shall file or cause to be filed when due all Tax Returns that are required to be filed on or before the Closing Date and shall remit, on a timely basis, any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in accordance with past practice (unless a contrary position is required by law). Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by the Company after the Closing Date. Not less than fifteen (15) days prior to the due date for filing any Tax Return with respect to any Taxes for which Doctors Hennessey and Lin are liable pursuant to Section 4.3(a), Parent shall provide written notice to Doctors Hennessey and Lin of the amount of such Taxes for which Parent believes Doctors Hennessey and Lin are liable and shall set forth in such notice a draft copy of the relevant Tax Return(s). If Doctors Hennessey and Lin disagree with the calculation of such Taxes set forth in such draft Tax Return(s), it shall notify Parent of such disagreement within ten (10) days after receipt of such notice. Doctors Hennessey and Lin and Parent shall promptly resolve such disagreement, and Doctors Hennessey and Lin shall pay to Parent the amount for which Doctors Hennessey and Lin are liable within two (2) days after such disagreement is resolved. If Doctors Hennessey and Lin agree with Parent's calculations, Doctors Hennessey and Lin shall pay the amount for which they are liable at least two (2) days prior to the due date for the filing of such Tax Returns.

                        (e)        Amended Tax Returns.    Without Doctors Hennessey's and Lin's consent (such consent not to be unreasonably withheld), the Company shall not file any amended Tax Returns for taxable years ending on or prior to the Closing Date that would increase the liability of Doctors Hennessey and Lin for Taxes pursuant to this Section 4.3. Taxes owed by Doctors Hennessey and Lin with respect to amended Tax Returns shall be paid within five (5) calendar days of their approval of such Tax Returns.

                        (f)        Tax Disputes.    Purchaser shall give Doctors Hennessey and Lin and the Representative Shareholder notice of any proposed audit or other proceeding with respect to the liability of Company for Taxes for any taxable period for which Doctors Hennessey and Lin is solely liable under Section 4.3(a). Doctors Hennessey and Lin shall have the right to participate in any such audit or proceeding, at their sole expense, and they shall have the right to approve any settlement related to such audit or proceeding, such approval not to be unreasonably withheld or delayed. Doctors Hennessey and Lin shall have the right to participate in any such audit or proceeding, at their sole expense. In addition, Doctors Hennessey and Lin and Purchaser shall each (a) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Section 4.3 and (b) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

                        (g)        Mutual Cooperation.    As soon as practicable, but in any event within thirty (30) days after either the Representative Shareholder's or Parent's request, as the case may be, Parent shall deliver to the Representative Shareholder or the Representative Shareholder shall deliver to Parent, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Company Tax Returns or to respond to audits by any taxing authorities with respect to any Company Tax Returns or taxable periods or to otherwise enable Doctors Hennessey and Lin, Parent or the Company to satisfy their accounting or Tax requirements. For a period of six (6) years from and after the Closing, Parent and Doctors Hennessey and Lin shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 4.3(e). After such six-year period, Parent or Doctors Hennessey and Lin may dispose of such information, books and records.

                        (h)        Resolution of Disagreements Between Doctors Hennessey and Lin and Parent.    If either Doctor Hennessey or Lin or Parent disagrees as to the amount of Taxes for which either Doctor Hennessey or Lin or Parent may be liable under this Agreement, either Doctor Hennessey or Lin or Parent shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within sixty (60) days of the date of consultation, all points of disagreement concerning Tax matters with respect to this Agreement shall, at the election of either party, be submitted to the Neutral Auditor. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter.

 All fees and expenses of the Neutral Auditor shall be borne equally by Doctors Hennessey and Lin and Parent. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Doctors Hennessey and Lin and Parent, only those issues remaining in dispute. The Neutral Auditor's determination shall be made within sixty (60) days of its engagement, shall be set forth in a written statement delivered to Doctors Hennessey and Lin and Parent and shall be final and binding on the parties hereto.

                        (i)        Termination of Other Tax Agreements.    Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Doctors Hennessey and Lin and any of their affiliates (other than the Company) or any other holder of Company Common Stock, on the one hand and the Company, on the other hand, under any other Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date. In addition, any Tax allocation or Tax sharing agreement between the Company and any other Person in effect prior to the Closing Date (other than this Agreement) shall cease and terminate prior to or as of the Closing Date.

                        (j)        Survival of Obligations and Sole Remedy.    The obligations of the parties set forth in this Section 4.3 shall remain in effect until the expiration of the applicable statute of limitations plus six (6) months. Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of the parties with respect to indemnification for any and all matters relating to Taxes shall be governed by this Section 4.3; provided, however, that the Indemnification Threshold (as hereinafter defined) and the Indemnification Cap (as hereinafter defined) shall apply to indemnification matters relating to Taxes.

            Section 4.4        Publicity.    No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Parent and the Representative Shareholder; provided, however, that any party hereto may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates' publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other parties a sufficient time prior to making the disclosure to enable the non-disclosing parties to review and comment upon such disclosure).

            Section 4.5        Approvals and Consents; Cooperation; Notification.

                        (a)        The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third-party authorizations, approvals, consents, Permits or waivers required in order to consummate the transactions contemplated by this Agreement, including without limitation in the case of the Company, those set forth on Section 2.5 of the Disclosure Schedule.

                        (b)        The Company and Parent shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity for additional information or documentation in connection therewith.

                        (c)        The Company and Parent each shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other communications received by Parent, the Company or the Designated Shareholders, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

                        (d)        The Company shall give prompt notice to Parent of the occurrence of any material breach of representations or warranties of the Company or any Material Adverse Effect, and Parent shall give prompt notice to the Company of the occurrence of any breach of the representations or warranties of the Parent. The Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

            Section 4.6        Further Assurances.    Each of the parties hereto agrees to use its respective commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

            Section 4.7        Transfer Taxes.    Notwithstanding anything to the contrary contained herein, Parent shall be responsible for the timely payment of all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees ("Transfer Taxes"), if any, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

                        (a)        Parent and the Company shall cooperate with each other in attempting to minimize Transfer Taxes.

                        (b)        Parent shall provide to the Company, and the Company shall provide to Parent, all exemption certificates with respect to Transfer Taxes that may be provided for under applicable law. Such certificates shall be in the form, and shall be signed by the proper party, as provided under Applicable Law.

            Section 4.8        Confidentiality.    The parties shall be bound by the terms of the Confidentiality Agreements with respect to confidentiality and the other matters contained therein.

            Section 4.9        No Transfer of Shares.    Except for pledges in existence as of the date hereof, each Designated Shareholder agrees that, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Company Common Stock; (ii) grant any proxies or powers of attorney in respect of the Company Common Stock, deposit any of its Company Common Stock into a voting trust or enter into a voting agreement with respect to any of its Company Common Stock, except in any such case as may be necessary or advisable to effectuate the transactions contemplated by this Agreement; or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its respective obligations under this Agreement.

            Section 4.10        Stock Option Pool.    On the Closing Date, and subject to the approval by shareholders of the Company as required by Section 280G(b)(5) of the Code (it being understood and agreed that Parent may rely without independent investigation solely upon the written certification from the Company that such approval has been obtained), Parent shall grant options (the "Stock Options") under Parent's 1999 Stock Plan (the "Plan") to purchase a total of 250,000 shares of Parent's common stock, as appropriately adjusted for all stock splits, stock dividends, reclassifications and similar transactions ("Stock"), to a group consisting of some or all of the employees of the Company. The allocation of the Stock Options among the members of such group shall be made as set forth on Annex H attached hereto. The Stock Options shall be exercisable at a price equal to the closing price of the Stock on the Nasdaq National Market on the Closing Date, shall vest at the rate of 20% of the number of shares subject to each such Stock Option on each successive anniversary of the date of grant and shall have terms and conditions as are consistent with the Plan.

            Section 4.11        Certain Amounts Due.    Effective as of the Closing, Dr. Hennessey and Dr. Lin shall cause the Loan Agreement to be terminated and all amounts due thereunder and all other amounts due from Waterview Square, Ltd. to be repaid to the Company, provided however, that Dr. Hennessey and Dr. Lin shall have no obligation under this Section in the event that Parent fails to consummate the transactions contemplated by the Purchase and Sale Agreement between Parent and Waterview Square, Ltd., dated the date hereof, in breach thereof or exercise its rights to terminate such Agreement and pay liquidated damages.

            Section 4.12        Severance for Termination Without Cause.    If within one year after the Closing Date Parent or the Company terminates without Cause the employment of any person who on the Closing Date is an employee of Company, then Parent shall, within five business days after such termination of employment and subject to the approval by shareholders of the Company as required by Section 280G(b)(5) of the Code (it being understood and agreed that Parent may rely without independent investigation solely upon the written certification from the Company that such approval has been obtained), pay such terminated employee severance pay in a single lump sum payment, less applicable tax withholdings, equal to (i) the amount of base compensation paid to such terminated employee by Parent (or paid to such terminated employee by Company and Parent if the termination without Cause occurs within two weeks after the Closing Date) for two (2) weeks prior to the date of such termination without Cause multiplied by (ii) the number of years such employee was employed by the Company as of the Closing Date (pro-rated for periods of fewer than twelve months). "Cause" shall mean (i) the employee's act of, or participation in, fraud or dishonesty in the course of the employment, (ii) violations of law causing material harm to Parent or its affiliates, (iii) substance abuse causing harm to Parent or any of its affiliates or impairing performance, (iv) the employee's conviction of a felony, or (v) the employee's insubordination, dereliction of duties, habitual absenteeism, or material failure to follow reasonable instructions of Parent.

            Section 4.13        Bonuses.    Prior to the Closing, the Company shall be permitted to award cash bonuses to each Company employee identified on Annex I in amounts not to exceed the amounts set forth opposite each such employee's name and at the times specified in such Annex I, so long as such employee remains employed by the Company in good standing as of each payment date and subject to the approval by shareholders of the Company as required by Section 280G(b)(5) of the Code (it being understood and agreed that Parent may rely without independent investigation solely upon the written certification from the Company that such approval has been obtained). Any such payments shall be made by the Company less applicable tax withholdings. The parties agree that the aggregate cash bonuses set forth on Annex I (whether paid or payable at or following the Closing) shall be considered liabilities for the purpose of calculating Shareholders' Equity in the Estimated Closing Date Statement, and the aggregate cash bonuses paid or payable by the Company under this Section shall be considered liabilities for the purpose of calculating Shareholders' Equity in the Closing Date Statement. Promptly after the Closing, Purchaser covenants and agrees to pay such bonuses in accordance with this Section and Annex I, provided, however, that any amounts not so paid as a result of employees not remaining employed by the Company as required by the first sentence of this Section shall be disbursed to the holders of the Company Common Stock in proportion to their respective holdings as set forth in Annex A.

            Section 4.14        Shareholder Approval.

                        (a)        Notwithstanding any other provision of this Agreement, the Company shall, as soon as practicable following the date of this Agreement: (i) duly call, give notice of, convene and hold a meeting of its shareholders, or (ii) to the extent permitted by the Texas statute, submit to its shareholders a form of written consent in accordance with the Texas Statute, in either case, for the purpose of approving this Agreement and the transactions contemplated by this Agreement (either of the actions taken pursuant to clauses (i) or (ii) referred to as the "Shareholder Action").

                        (b)        In connection with the Shareholder Action, the Company shall submit to its shareholders such information as may be required by Texas law.

                        (c)        The board of directors of the Company may submit this Agreement for approval without making a recommendation to the shareholders.

            Section 4.15        No Solicitation or Negotiation.

                        (a)        The Company shall not, directly or indirectly, take (nor shall the Company authorize or permit its officers, directors, employees, agents, attorneys or other representatives or, to the extent within the Company's control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal (as hereinafter defined), (B) enter into any agreement with respect to any Acquisition Proposal, or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information furnished on behalf of the Company be returned.

                        (b)        The Company shall, as promptly as practicable (and in no event later than twenty four (24) hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

                        (c)        Neither the board of directors of the Company nor any committee thereof shall (A) recommend against the approval of the Merger and the matters to be considered in connection with the Shareholder Action (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

            Section 4.16        Amendment to By-Laws and Articles of Incorporation as Amended.    Parent shall take all reasonable steps necessary to ensure that neither (i) Article VII of the Surviving Corporation's By-Laws, relating to the indemnification of the directors and officers of the Surviving Corporation nor (ii) Article 5 of the Surviving Corporation's Articles of Incorporation, relating to the limitation of liability of the directors and officers of the Company, be amended to adversely affect the protections to the directors and officers of the Company provided thereby and therein.

            Section 4.17        Royalty Payments.    The Company shall, promptly after Closing and subject to the approval by shareholders of the Company as required by Section 280G(b)(5) of the Code (it being understood and agreed that Parent may rely without independent investigation solely upon the written certification from the Company that such approval has been obtained), make the payments to those holders identified on Annex J in the amounts set forth therein in respect of certain unpaid royalty rights. The parties agree that the aggregate cash amounts to be paid as set forth on Annex J shall be considered liabilities for the purpose of calculating Shareholders' Equity in the Estimated Closing Date Statement, and the aggregate cash amounts paid by the Company under this Section 4.17 shall be considered liabilities for the purpose of calculating Shareholders' Equity in the Closing Date Statement.

            Section 4.18         Indemnity Insurance.    The Designated Shareholders shall use their reasonable best efforts to obtain from a carrier reasonably satisfactory to Parent a fully-paid, five-year patent infringement indemnity insurance policy providing $15 million in coverage and naming the Company and Parent as the insured parties, in form and scope reasonably satisfactory to Parent. The premiums for such policy, up to an aggregate of $500,000, shall be paid by the Designated Shareholders and not the Company. In the event that the Designated Shareholders are unable to obtain such a policy having the term and coverage described above subject to the limit on premiums in the immediately preceding sentence, the Designated Shareholders shall, after consultation with Parent, obtain a policy having the maximum coverage amount available for aggregate premiums of $500,000, and the Designated Shareholders shall seek contributions from the other holders of Company Common Stock to be applied toward premiums to obtain additional coverage.

ARTICLE V.

INDEMNIFICATION.

            Section 5.1        Indemnification.

                        (a)        Indemnification by Doctors Hennessey and Lin.    Subject to the limits set forth in this Section 5.1, from and after the Effective Time, each of the Doctors Hennessey and Lin jointly and severally agrees to indemnify, defend and hold Parent, the Company and each of their respective officers, directors and affiliates, harmless from and in respect of any and all losses, claims, demands, damages (including special, indirect and consequential damages), liabilities, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals), (collectively, "Losses"), that they may incur arising out of or due to (i) any breach of any representation or warranty made by the Company or a Designated Shareholder in or pursuant to this Agreement, (ii) any failure by the Company or the Designated Shareholders to fulfill any of their covenants or agreements set forth herein or pursuant to this Agreement or (iii) any loss of deductions by the Company under Section 280G of the Code resulting from the payments referred to in Section 4.13 of this Agreement. For purposes of this Article V, all proceeds and recoveries that Purchaser or the Company actually receives from the insurance policy referred to in Section 4.18, shall serve to reduce indemnifiable Losses under this Section 5.1(a) on a dollar-for-dollar basis. Doctors Hennessey and Lin acknowledge and agree that, in the event Parent or any other indemnified party under this Section 5.1(a) initiates a claim against either of them for indemnification, Doctors Hennessey and Lin, as the case may be, shall have no claim for indemnification against the Company, including without limitation no claim for advanced expenses, in respect to such claim or claims.

                        (b)        Indemnification by Parent.    Subject to the limits set forth in this Section 5.1, from and after the Effective Time, Parent agrees to indemnify, defend and hold the shareholders of the Company harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) any breach of any representation or warranty made by Parent in or pursuant to this Agreement, and (ii) any failure by Parent to fulfill any of its covenants or agreements set forth herein or pursuant to this Agreement.

                        (c)        Survival of Representations and Warranties.    The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Effective Time and will remain in full force and effect thereafter for a period of two (2) years from the Effective Time, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4 and 2.34 shall survive for a period of three (3) years from the Effective Time and (ii) the representations and warranties contained in Section 2.9, 2.12 and 2.14 shall survive until the expiration of the applicable statutes of limitation plus six (6) months from the Effective Time; and (iii) the representations and warranties contained in Section 2.13 survive for a period of five (5) years from the Effective Time; provided, however, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 5.1(d) hereof. Anything to the contrary contained in this Article notwithstanding, no party shall be entitled to recover under Sections 5.1(a)(i) and 5.1(b)(i) from the applicable parties unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties exceeds $50,000 (the "Indemnification Threshold"), at which point such Indemnifying Party (as hereinafter defined) shall be responsible for all indemnifiable damages that may arise, in excess of the Indemnification Threshold; and provided that indemnifiable damages shall accumulate until such time as they exceed the Indemnification Threshold, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of such damages in excess of the Indemnification Threshold; provided, however, that no party shall be entitled to recover from the other under (i) Section 5.1(a)(i) in relation to the representations and warranties set forth in Section 2.13 more than $20 million or (ii) Section 5.1(a)(i) (in relation to the representations and warranties set forth in Article II, not including Section 2.13) and 5.1(b)(i) from the other more than $25 million (the "Indemnification Cap") pursuant to this Section 5.1. Notwithstanding the foregoing, the indemnities under Sections 5.1(a)(ii) and 5.1(b)(ii) shall not be subject to the Indemnification Threshold or the Indemnification Cap.

            In determining whether there has been a breach of representation or warranty for the purposes of this Article and the amount of any Losses pursuant to this Article, each representation and warranty shall be read without regard and without giving effect to any "materiality" or "Material Adverse Effect" (whether related to the Company, the Designated Shareholders or Parent, as the case may be) standard of qualification contained in such representation or warranty (i.e., as if such standard or qualification were deleted from such representation or warranty).

                        (d)        Notice; Opportunity to Defend and Intervene.    If an event occurs that a party (an "Indemnified Party") asserts is an indemnifiable event pursuant to Section 5.1(a) or 5.1(b), the Indemnified Party shall promptly notify the other party obligated to provide indemnification (an "Indemnifying Party"). If such event involves the assertion of any claim or the commencement of any lawsuit, arbitration, action or proceeding by a third person, the Indemnified Party will give the Indemnifying Party prompt written notice of (i) all claims asserted against the Indemnified Party, (ii) the commencement of such action or proceeding, (iii) a reasonable description of the facts, events or conditions giving rise thereto, and (iv) copies of all pleadings, motions, demands, correspondence, or other documents in the Indemnified Party's possession related to the claim or action. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnified Party, the Indemnifying Party shall be entitled to but not obligated to, participate or intervene in the action and, to the extent that the Indemnifying Party wishes to assume the defense of the action, to select counsel that the Indemnified Party agrees is satisfactory to conduct the defense of the action. The Indemnified Party shall not unreasonably refuse to consent to counsel selected by the Indemnifying Party. After the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party has elected to assume the defense of the claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the claim or action. The

 Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. If the Indemnifying Party assumes the defense of the action, the Indemnified Party shall nonetheless have the right to participate at its own expense in the defense of the action. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of a claim asserted against and Indemnified Party without the consent of the Indemnified Party (i) unless the judgment or settlement includes as an unconditional term thereof a release to the Indemnified Party from all liability in respect to such claim, (ii) if the judgment or settlement would result in the finding or admission that the Indemnified Party violated any Applicable Law, or (iii) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could interfere in any material respect with or adversely affect in any material respect the business, operations or assets of the Indemnified Party.

                        (e)        Exclusive Remedy.    The foregoing indemnification provisions are the exclusive remedies any party may have from and after the Effective Time for breach of any representation, warranty, covenant or agreement in this Agreement other than any action for fraud and other than under Section 4.3.

                        (f)        Escrow Account. Any amounts to be paid to an Indemnified Party by the Designated Shareholders with respect to the indemnification obligations of the Designated Shareholders set forth in this Section 5.1 shall first be paid out of funds held pursuant to the Escrow Agreement in accordance with and pursuant to the terms and conditions set forth therein before such Indemnified Party may recover any such amounts directly from the Designated Shareholders.

ARTICLE VI.

CONDITIONS

            Section 6.1        Conditions to Each Party's Obligation to Effect the Closing.    The obligations of the Company, Parent and Merger Sub to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                        (a)        no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; provided that the parties shall have used their best efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted; and

                        (b)        all authorizations, approvals, waivers, consents or Permits identified on Section 6.1(b) of the Disclosure Schedule which are required to consummate the transactions contemplated in this Agreement from any Governmental Entity shall have been obtained and be in full force and effect.

            Section 6.2        Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction

 (or waiver by Parent and Merger Sub, as applicable) of the following further conditions:

            (a)        the representations and warranties of the Company that are qualified by materiality shall be true and correct in all respects and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

            (b)        the Company and each Designated Shareholder shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

            (c)        each of the Employment Agreements shall be in full force and effect;

            (d)        Company Indebtedness shall be payable or prepayable, as the case may be, without penalty or premium, by the Company concurrently with the Closing and any and all payoff letters, releases, Uniform Commercial Code termination statements and all other related or necessary documentation in connection with releasing Company Indebtedness shall be delivered by the Company to Parent prior to the Closing;

            (e)        Parent shall have received a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a)-(b) have been satisfied;

            (f)        Parent shall have received a legal opinion from Haynes and Boone, LLP, counsel to the Company, in substantially the form attached as Exhibit 6.2(f) hereto;

            (g)        all consents to Contracts and other third-party approvals identified in Section 6.2(g) of the Disclosure Schedule shall have been obtained;

            (h)        at or prior to the Closing, on behalf of the holders of Company Common Stock, the Company shall furnish Parent an affidavit, stating, under penalty of perjury that the Company is not and has not been a United States real property holding corporation at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii) and no interest in the Company constitutes a U.S. real property interest pursuant to Section 1445(b)(3) of the Code;

            (i)        all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent;

            (j)        this Agreement and the Merger shall have been approved and adopted by the holders of at least 99% of the outstanding shares of Company Common Stock; and

            (k)        Parent shall have received evidence of the insurance referred to in Section 4.18 and such insurance shall be in full force and effect.

            Section 6.3        Conditions to the Obligations of the Company.    The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by the Company) of the following further conditions:

            (a)        the representations and warranties of Parent that are qualified by materiality shall be true and correct in all respects and the representations and warranties of Parent that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

            (b)        Parent shall have performed in all material respects all of the obligations hereunder required to be performed by Parent, at or prior to the Closing Date;

            (c)        the Company shall have received a certificate signed by an appropriate officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a)-(b) have been satisfied;

            (d)        all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company; and

            (e)        this Agreement and the Merger shall have been approved and adopted by the requisite vote required under the Texas Statute of the shareholders of the Company.

ARTICLE VII.

TERMINATION

            Section 7.1        Termination.    Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                        (a)        by the mutual written consent of the Company and Parent;

                        (b)        by either the Company or Parent:

(i)        if the Closing shall not have occurred on or prior to the date three (3) months following the execution of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(ii)        if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii)        if this Agreement and the Merger shall not have been approved and adopted by the requisite vote required under the Texas Statute of the shareholders of the Company;

            (c)        by Parent by giving written notice to the Company at any time prior to the Closing in the event:

(i)        either the Company or any of the Designated Shareholders has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(ii)        (A) the board of directors of the Company shall have made a recommendation against the Merger or this Agreement (or determined to do so), (B) the board of directors of the Company shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement, or (C) for any reason the Company fails to call or hold the meeting of shareholders of the Company by August 31, 2002.

            (d)        by the Company by giving written notice to Parent at any time prior to the Closing in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Parent of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.

            Section 7.2        Effect of Termination.

                        (a)        Limitation on Liability.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective subsidiaries (if any) officers or directors except (A) with respect to Section 4.4, Section 4.8, this Section 7.2 and Article VIII and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of any breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                        (b)        Parent and Merger Sub Expenses.    Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1(b)(iii) or Section 7.1(c)(ii) then the Company shall pay to

 Parent the Expenses of Parent and Merger Sub up to an amount equal to $350,000.

                        (c)        Payment of Expenses.    Payment of expenses pursuant to Section 7.2(b) shall be made not later than two (2) business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all such expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

                        (d)        Termination Fee.    In addition to any payment required by the foregoing provisions of this Section: (A) in the event that this Agreement is terminated pursuant to Section 7.1(c)(ii), then within two (2) business days thereafter a termination fee of $750,000; provided however such fee shall not be payable if this Agreement is terminated pursuant to Section 7.1(c)(ii)(C) or if a court of competent jurisdiction has enjoined the calling or holding of the meeting of shareholders, unless the Company fails to hold the meeting within thirty (30) days after the lifting of such injunction or (B) in the event that this Agreement is terminated pursuant to Section 7.1(b)(iii) and an Acquisition Proposal had been made prior to the termination of this Agreement, then the Company shall pay Parent, no later than two (2) days after the earlier to occur of the date of entrance by the Company into an agreement concerning a transaction that constitutes that Acquisition Proposal (provided that the entering of any definitive agreement referred to in this sentence is entered into by the Company within six (6) months of such termination of this Agreement), a termination fee of $750,000.

                        (e)        All Payments.    All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                        (f)        Documents.    In the event of the termination of this Agreement under Section 7.1, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE VIII.

MISCELLANEOUS

            Section 8.1        Amendment and Modification.    This Agreement may only be amended, modified and supplemented by written agreement of the parties hereto.

            Section 8.2        Notices.    All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to; (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

(a)      if to Parent, to:

Rudolph Technologies, Inc.
One Rudolph Road
Flanders, New Jersey 07386
Telephone No.: (973) 691-1300
Telecopy No.: (973)-691-1435
Attention: Steven R. Roth

          with a copy to:

Latham & Watkins
885 Third Avenue, Suite 1000
New York, New York 10022-4802
Telephone No.: (212) 906-1200
Telecopy No.: (212) 751-4864
Attention: David M. Schwartzbaum, Esq.

                        (b) if to the Company and the Designated Shareholders, as set forth on Annex D hereto.

with a copy to:

Haynes and Boone, LLP
2505 North Plano Road
Suite 4000
Richardson, Texas 75080-4101
Attention: Robert Kibby, Esq.

            Section 8.3        Interpretation.    The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, Annex, Exhibit and Schedule references are to the articles, sections, paragraphs, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of the Company" or any similar phrase shall mean (i) such facts and other information which as of the date of determination are actually known to any of the Designated Shareholders or any of those persons set forth in Section 8.3 of the Disclosure Schedule after reasonable inquiry, which knowledge will include such knowledge as such persons would have had after reasonable inquiry and reasonable diligence with respect to the particular matter in question and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Securities Exchange Act of 1934, as amended. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in the City of New York are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            Section 8.4        Counterparts.    This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

            Section 8.5        Entire Agreement; Third Party Beneficiaries.    This Agreement (including the Disclosure Schedule and the other documents and the instruments referred to herein) and the Confidentiality Agreements (as hereinafter defined) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto, those individuals set forth in Annex I who shall, in accordance with Section 4.13, receive cash bonuses, those individuals set forth in Annex J who shall, in accordance with Section 4.17, receive royalty payments, and the Persons specifically referred to in Section 5.1 any rights or remedies hereunder (it being explicitly understood that nothing in this Agreement shall confer any such third party beneficiary rights upon any current or former employee of the Company or their affiliates).

            Section 8.6        Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 8.7        Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction except to the extent that the laws of the State of Texas are mandatorily applicable to the Merger.

            Section 8.8        WAIVER OF JURY TRIAL.    EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING,

 WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

            Section 8.9        Jurisdiction.    Each of the parties hereto hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the District of New Jersey, and to the jurisdiction of any other competent court of the State of New Jersey (collectively, the "New Jersey Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of New Jersey preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the New Jersey Courts in any other court or jurisdiction.

            Section 8.10        Service of Process.    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

            Section 8.11        Specific Performance.    Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 8.9 hereof.

            Section 8.12        Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Parent may without the prior written consent of the Company (a) assign its rights hereunder to any lender providing financing in connections with the transactions contemplated hereby and hereunder as collateral security or (b) assign its rights and obligations hereunder to an affiliate of Parent which shall assume Parent's obligations and liabilities hereunder, provided that in each case Parent shall remain liable for all obligations of Parent hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

            Section 8.13        Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party accruing or incurring such costs and expenses, whether or not the transactions contemplated hereby is consummated. All such costs and expenses incurred by the Company shall be considered liabilities for the purpose of calculating Shareholders' Equity in the Estimated Closing Date Statement and the aggregate of such costs and expenses shall be considered liabilities for the purpose of calculating Shareholders' Equity in the Closing Date Statement.

            Section 8.14        Headings.    Headings of the Articles and Sections of this Agreement, the Table of Contents, the Index of Defined Terms, the Index to Disclosure Schedule and of the Annexes, Exhibits and Schedules attached hereto are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

            Section 8.15        Waivers.    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 8.16        Schedules.    The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                                            RUDOLPH TECHNOLOGIES, INC.

                                                                            By:
                                                                            Name:
                                                                            Title:

                                                                            OASIS ACQUISITION, INC.

                                                                            By:
                                                                            Name:
                                                                            Title:

                                                                            ISOA, INC.

                                                                            By:
                                                                            Name:
                                                                            Title:

                                                                            DR. KATHLEEN HENNESSEY

                                                                            DR. YOULING LIN